EXHIBIT 10.12

                                  May 21, 1999



Mr. Jack Greenman
21171 NE 21st Place
North Miami Beach, FL 33179

Dear Jack:

     I am very pleased to offer you a position of Cybear, Inc. ("Cybear"), upon the following terms:

(1)  Position:        Executive Vice President and Chief Financial Officer,
                      reporting to me

(2)  Salary:          $175,000 annually

(3)  Bonus:           You will receive a non-discretionary bonus payment of
                      $25,000 at the first, second and third anniversaries of your employment, and an additional $25,000 bonus upon our agreement to the terms for your continued employment following the expiration of four full years of employment
                      (the "Initial Term"). You will also be eligible for annual discretionary bonuses.

(4)  Stock Options:   You will receive options to purchase 100,000 shares of
                      Cybear's common stock, vesting over a four year period of time (with 40% vesting on the first anniversary of your employment and 20% vesting on the three subsequent anniversaries), with a ten year term and having a per share exercise price equal to Cybear's upcoming public offering price, PROVIDED you join Cybear before the closing date of such offering.

(5)  Car Allowance:   $12,000 per year

(6)  Severance:       (a) In the event that, prior to the expiration of the
                      Initial Term, you terminate your employment or your employment is terminated by Cybear for "good cause", as hereinafter defined, then Cybear's sole obligation shall be to pay your base salary and other accrued entitlements up to the date of such termination.

                      (b) In the event Cybear terminates your employment prior to the expiration of the Initial Term for other than "good cause" or

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                      within six months after a change in the control of Cybear, you shall be entitled to a severance package of at least the following: (i) your base salary compensation amount for period of at least twelve months, and (ii) the immediate vesting of any Stock Options referred to above that would have vested in the next 12 months. If, however, such termination occurs within six months after a change in the control of Cybear, your severance package shall consist of at least (x) one year's pay at your current salary level, and (y) the immediate vesting of the balance of the stock options reflected above. A change in the control shall be deemed to have occurred if there occurs a "change of control" as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the Act); when any person as that term is defined in the Act, other than Andrx, becomes beneficial owner directly or indirectly of securities of the Cybear representing fifty (50%) or more of Cybear's then outstanding securities having a right to vote on the election of directors; and

                      (d) For purposes of this letter, good cause shall mean: conviction of Employee of, plea of guilty to, or plea of no contest to, a felony or a crime of moral turpitude, Employee's breach of a material provision of this Agreement which continues uncured for thirty (30) days after written notice to Employee of such breach, Employee's material neglect of his responsibilities, actions by Employee which causes Cybear's or any Andrx entity's image or reputation to materially suffer, and Employee's breach of any material provision of any other agreement with or any fiduciary obligation due to Employer or Andrx.

(7)  Benefits:        Cybear or its parent company, Andrx Corporation maintains
                      a 401(k) plan and makes a "matching" contribution of 50% of the amount you contribute to the plan, up to 5% of your annual compensation and applicable laws. Full-time Cybear employees and their families are also entitled to participate in the group medical (HMO or PPO), dental, life and disability insurance plans maintained by or for Cybear. You and your family will be entitled to immediately participate (beginning the first day of the month after you begin work) in our medical insurance plan and shall be entitled to other benefits generally accorded to senior management at Cybear.

(8)  Report Date:     On or prior to closing date of Cybear's public offering.

     This offer of employment assumes that your employment by Cybear and the performance of your duties will not violate the terms of any non-compete or other agreement to which you are a party. Moreover, as your position will give you access to information which Cybear keeps confidential, your execution of a Confidentiality and Non-Competition Agreement will be a condition of your employment. Notwithstanding the foregoing, if Cybear terminates your employment without good cause, the non-competition provisions of such agreement shall be limited to the period during which Cybear continues to pay your salary.

     I am sure that you will find the environment here at Cybear both stimulating and rewarding and we look forward to your joining us. Should you have any questions, please feel free to call me.

     Please signify your acceptance of this offer by signing a copy of this letter where indicated below and returning that copy to me by either fax (at 561-994-2828) or by mail as soon as possible.

                                        Sincerely,

                                        /s/ Edward Goldman
                                        --------------------------------------
                                        Edward Goldman
                                        President and Chief Executive Officer

AGREED TO AND ACCEPTED ON
THIS 28th DAY OF MAY, 1999

/s/ Jack Greenman
---------------------------
Jack Greenman